EXHIBIT 99.1

Mawson Infrastructure Group Inc. Announces Monthly Operational Update for May 2024

Digital Co-Location Business Revenue up 85% Y/Y from May last year

Energy Management Revenue up 139% Y/Y from May last year

Total Overall Revenue up 19% Y/Y from May last year

20 MW Facility Expansion Progressing Well and Total Capacity Expected to

Increase to 129 MW and 41,530 miners

MIDLAND, Pa., June 20, 2024 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or “the Company”), a digital infrastructure company, announced today its unaudited business and operational update for May 2024.

Rahul Mewawalla, CEO and President, commented, “We are pleased with the growth of our digital platforms with 85% year-over-year revenue growth of our digital co-location business and 139% year-over-year revenue growth of our energy management business, compared to May of last year. We have continued to expand our enterprise grade co-location customer relationships and have also advanced our strong operational and technological capabilities across all three of our businesses – self-mining, digital co-location business services, and energy management.”

Unaudited May Monthly Operating Results Summary

  Digital Co-location Business Revenue increased 85% Y/Y to $2.76 million.
  Energy Management Business Revenue increased 139% Y/Y to $0.97 million.
  Self-Mining Business Revenue of $0.74 million and Overall Monthly Revenue increased 19% Y/Y to about $4.46 million and the equivalent of about 70 BTC1.
  Current Total Power Capacity across Company’s facilities approximately 109 MW with capacity for approximately 35,650 miners.
  Expansion of the Midland facility is progressing well and will increase the Company’s capacity by 20 MW to approximately a total of 129 MW and about 41,530 miners.

Conferences and Events Update

Mawson has planned for its CEO and President, Rahul Mewawalla to join the following upcoming conferences and events. Please contact IR@Mawsoninc.com for further information.

  Mining Disrupt in June 2024 in Miami, Florida
  Bitcoin 2024 in July 2024 in Nashville, Tennessee
  Blockchain Futurist in August 2024 in Toronto, Canada
  Gateway Conference in September 2024 in San Francisco, California
  Token 2049 in September 2024 in Singapore
  Bitcoin Europe in October 2024 in Amsterdam, Netherlands
  World Summit Artificial Intelligence (AI) in October 2024 in Amsterdam, Netherlands
  Money 20/20 in October 2024 in Las Vegas, Nevada

About Mawson Infrastructure Group, Inc.

Mawson Infrastructure Group (NASDAQ: MIGI) is building the next generation digital infrastructure platform. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy including the growth of the bitcoin network, digital assets and other high-performance computing solutions using a carbon-free energy approach.

For more information, visit: https://mawsoninc.com/

Statements about hashrate capacity

Statements in the press release about hashrate capacity (including ‘installed capacity’ or ‘nameplate capacity’), will often differ from the actual or observed hashrate. These terms generally make certain assumptions about the efficiency of the ASIC miners that are in use. Some ASIC miner models will consume less power to create the same amount of hashing power than other ASIC miner models (typically more recent models are more efficient). Many ASIC miner fleets are blended fleets, including various ASIC miner models each with different efficiency ratings. Hashrate capacity figures typically assume 100% deployment of ASIC miners. Given the large numbers of computing units (often numbering in the tens of thousands), ASIC mining fleets are rarely 100% deployed and online at any one time. This can be due to a variety of factors, including ASIC miners being under maintenance, in repair workshops, in storage, in transit, or due to technical faults and breakdowns. Once deployed and online, the actual or observed hashrate can be influenced by other factors such as heat, overclocking (causing the ASIC miner to perform at levels higher than the manufacturer’s specifications), the age, and wear and tear exhibited by the ASIC miners and also by the limitations of the surrounding infrastructure, such as power outages, and MDC and transformer breakdowns. Construction and development delays are a common risk for mining data centers, for example due to weather, permitting delays, or labor and equipment shortages. Investors should consider all risk factors related to uptime when considering these figures, which are a best-case scenario.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility of Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 21, 2023, November 13, 2023, and May 15, 2024, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit: https://mawsoninc.com/
Twitter: Mawson (@Mawsoninc) / X (twitter.com)
LinkedIn: https://www.linkedin.com/company/mawsoninc/
Facebook: Mawson Inc | Pittsburgh PA | Facebook

Investor Contact:
Investor Relations Team
IR@mawsoninc.com

Media Contact:
Media Relations Team
MediaRelations@mawsoninc.com

1 Revenue equivalent BTC is the total revenue of the Company for the period divided by the average BTC price. For the month of May, the figure used is $65,153.